Exhibit 99.3

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	February 25, 2013

Contact:	Tom Schaffner 323-881-4150
tschaffner@unifiedgrocers.com

Unified Shareholders Elect Board of Directors, Goodspeed Re-Elected Chairman of the Board

(COMMERCE, CA) – Shareholders of Unified Grocers, the largest wholesale grocery distributor in the western United States, elected 16 individuals to the Board of Directors at the Company’s Annual Shareholders Meeting, held Feb. 20, 2013 in Cerritos, Calif.

At a Board of Directors meeting immediately following the Annual Shareholders Meeting, directors re-elected Richard E. Goodspeed, Principal, Goodspeed & Associates, as Chairman of the Board of Unified Grocers. Goodspeed has served as Chairman of Unified’s Board since 2010. Directors also re-elected Louis A. Amen, Chairman of the Board, Super A Foods, Inc., Los Angeles, Calif., as First Vice Chairman and elected Jay T. McCormack, President and Chief Executive Officer, Rio Ranch Markets, Riverside, Calif., as Second Vice Chairman.

In addition to Goodspeed, Amen and McCormack, 13 other individuals were elected by shareholders to serve on Unified’s Board of Directors:

•	John Berberian, President, Berberian Enterprises, Inc., Los Angeles, Calif.

•	Oscar Gonzalez, Co-owner, Northgate Gonzalez Markets, Inc., Anaheim, Calif.

•	Paul Kapioski, President, CAP Food Services Co., Seattle, Wash.

•	Darioush Khaledi, Chairman of the Board and Chief Executive Officer, K.V. Mart Co., Carson, Calif.

•	Mark H. Kidd, President, Mar-Val Food Stores, Inc., Lodi, Calif.

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PAGE 2 — UNIFIED SHAREHOLDERS ELECT BOARD OF DIRECTORS,

                   GOODSPEED RE-ELECTED CHAIRMAN OF THE BOARD

•	John D. Lang, President and Chief Executive Officer, Epson America, Inc., Long Beach, Calif.

•	John Najjar, President, Cardiff Seaside Market, Inc., Cardiff, Calif.

•	Thomas S. Sayles, Senior Vice President, University Relations, University of Southern California., Los Angeles, Calif.

•	Mimi R. Song, President and Chief Executive Officer, Super Center Concepts, Inc., Santa Fe Springs, Calif.

•	Robert E. Stiles, Special Advisor to the CEO, Gelson’s Markets, Encino, Calif.

•	Michael S. Trask, President, Stanlar Foods, Inc., Granite Falls, Wash.

•	Kenneth R. Tucker, President, Evergreen Markets, Inc., Greenville, Calif.

•	Richard L. Wright, Chairman of the Board, Market of Choice, Inc., Eugene, Ore.

All directors on Unified’s Board were elected to one-year terms.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.8 billion in sales during fiscal 2012, offer independent retailers all the resources they need to compete in the supermarket industry.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.